Exhibit 10.46

TUDOU HOLDINGS LIMITED

STOCK OPTION AGREEMENT

(“AGREEMENT”)

Tudou Holdings Limited, a Cayman Islands corporation with the Cayman Islands company number of 239562 (the “Company”), hereby grants as o f the date below (the “Grant Date”) to [    ] (the “Optionee”) for [    ], and the Optionee hereby accepts, an option to purchase the number of shares (the “Option Shares”) listed below of the Company’s ordinary share, US$ 0.0001 par value per share (“Ordinary Share”), at the exercise price and with a vesting schedule listed below, such option to be on the terms and conditions specified in the attached EXHIBIT A.

Optionee Name:	[ ]

Grant Date:	[ ]

Number Of Option Shares:	[ ]

Exercise Price Per Share:	[ ]

IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed as of the Grant Date set forth above.

OPTIONEE	Company

[ ]	Tudou Holdings Limited

By:	By:
Title:

Exhibit A: Stock Option Terms and Conditions

Exhibit B: Exercise Notice

.

EXHIBIT A

TUDOU HOLDINGS LIMITED

STOCK OPTION TERMS AND CONDITIONS

(“TERMS AND CONDITIONS”)

1.	Grant Under Stock Option Plan

This option (the “Option”) is granted pursuant to and governed by the Tudou Holdings Limited 2010 Share Incentive Plan (the “Plan”), as amended, and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made in connection with this Option pursuant to the Plan shall be governed by the Plan as it exists on the date of this Agreement. The Holder of this Option is referred to herein as the “Optionee”.

2.	Exercisability

2.1	Exercisability

This Option may be exercised at any time and from time to time only after the closing of the IPO for all or any portion of the Option Shares which have become vested, except that this Option may not be exercised for a fraction of a share. The foregoing right (subject to Section 4 hereof in the event of Termination of Service) may be exercised on or before the date which is 5 years from the Grant Date, provided that if the Administrator determines that the IPO is unlikely to be consummated prior to the expiry of the Option, upon the application of the Optionee and to the extent permitted by applicable law, the Administrator may in its sole discretion extend the foregoing exercise period subject to satisfaction of any conditions the Administrator seems fit. A vested Option, if not exercised prior to the exercise period provided herein, shall terminate and no longer be exercisable. The term “Option Shares” used without reference to Shares subject to the Option.

In case that the condition of exercise of this Option set forth above cannot be satisfied before the expiry of the exercise period of this Option, the Optionee may file an application for extension of this Option based on any condition the Administrator seems fit for such extension.

2.2	Vesting

This option will vest in accordance with the following schedule:

25% of the Option Shares shall vest on each of the first, second, third and fourth anniversary of the Grant Date.

The Option may not be exercised until vested and only as provided in Section 2.1 above. Once vested and exercisable, the Option may be exercised in whole or any part. In the event of the Optionee’s Termination of Service, for any reason, whether such termination is occasioned by the Optionee or by any Service Recipient, with or without cause or by mutual agreement, Optionee’s right to vest in the Option, if any, will terminate effective as of the earlier of: (i) the date that the Optionee is given or provided with written notice of Termination of Service, or (ii) if the Optionee is an employee of a Service Recipient, the date that the Optionee is no longer actively employed and physically present on the premises of the Optionee’s employer or any other Service Recipient, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law (each, the “Notice Period”). For greater clarity, Optionee has no rights to vest in the Option during the Notice Period.

3.	Method of Exercise

3.1	Exercise Notice

Subject to the terms and conditions of this Agreement, this Option may be exercised by written notice (in the form of EXHIBIT B) to the Company at its principal office, or to such agent as the Company designates from time to time. Such notice shall state the number of Option Shares for which it is being exercised and shall be signed by the person so exercising this Option. Such notice shall be accompanied by payment of the full purchase price of such shares. In the event this Option shall be exercised, pursuant to Section 4.1 hereof, by any person other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person to exercise this Option.

3.2	Payment of Exercise Price

The exercise price shall be paid by one or any combination of the following forms of payment: (a) in cash, (b) by check payable to the order of the Company, (c) Shares (including, in the case of payment of the exercise price of an Option, Shares issuable pursuant to the exercise of the Option) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences under Applicable Accounting Standards, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (d) following the Trading Date, delivery of a notice that the Optionee has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (e) other form of legal consideration acceptable to the Administrator.

4.	Termination of Service

4.1	Termination due to Death or Disability

If the Termination of Service is by reason of the Optionee’s death or Permanent Disability, the Optionee’s remaining Option Shares subject to the Option, even if unvested, shall become fully and immediately vested. This Option may be exercised on or prior to the date which is 365 days after the date of Termination of Service, provided that upon the application of the holder of this Option and to the extent permitted by applicable law, the Administrator may in its sole discretion extend the foregoing exercise period subject to satisfaction of any conditions the Administrator seems fit.

4.2	Termination for Cause

Notwithstanding the foregoing, if the Termination of Service is by reason of Cause, this Option shall expire as of such termination concurrently with the Termination of Service and shall no longer be exercisable.

For purposes of this Agreement, the "Cause" shall mean conduct involving one or more of the following: (i) the substantial and continuing failure of the Optionee, after notice thereof, to render services to the Company or its affiliated corporation in accordance with the terms or requirements of his or her service/employment/engagement agreement; (ii) disloyalty, gross negligence, willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company or its affiliated corporation; (iii) deliberate disregard of the rules or policies of the Company or its affiliated corporation, or breach of an service/employment/engagement agreement or other agreement with the Company or its affiliated corporation, which results in direct or indirect loss, damage or injury to the Company or its affiliated corporation; (iv) the unauthorized disclosure of any trade secret or confidential information of the Company or its affiliated corporation; (v) the commission of an act which constitutes unfair competition with the Company or its affiliated corporation or which induces any customer or supplier to breach a contract with the Company or its affiliated corporation; or (vi) other activities which seriously damages or impairs the interest of the Company or its affiliated corporation.

4.3	Termination other than for Cause

If the Termination of Service is by reason other than death, Permanent Disability or Cause, this Option may only be exercised on or prior to the date which is 90 days after the date of Termination of Service, provided that upon the application of the Optionee and to the extent permitted by the Applicable Laws, the Administrator may in its sole discretion extend the foregoing exercise period subject to satisfaction of any conditions the Administrator seems fit.

5.	Transfer Restrictions

Option Shares that have been issued upon exercise of the vested part of the Option may not be transferred without the Administrator's prior written consent except by will, by the laws of descent and distribution if applicable.

If the Optionee desires to transfer all or any part of the Shares that have been issued upon exercise of the vested part of the Option, the Optionee shall give written notice to the Company setting forth such desire to transfer and at least the name and address of the proposed transferee. Upon receipt of the notice, the Company shall (i) have an assignable option to purchase any or all of such Shares or (ii) approve or disapprove such transfer.

Even if the Company has approved the above transfer, the Optionee is obligated to secure the transferee to seek for the approval of the Company prior to the transferee’s retransfer via the contractual arrangement between Optionee and transferee.

6.	Option not Transferable

This Option is not transferable or assignable except by will or by the laws of descent and distribution. During the Optionee's lifetime only the Optionee can exercise this Option.

7.	No Obligation to Continue Service

Neither the Plan, nor this Agreement, nor the grant of this Option imposes any obligation on the Company or its affiliated corporation to continue the service of the Optionee.

8.	No Right of Shareholder

An Optionee shall not be deemed for any purpose to be a shareholder of the Company and enjoy any rights of a shareholder of the Company with respect to any of the Option Shares until (i) the Option Shares shall have been exercised with respect thereto (including payment to the Company of the exercise price) and (ii) the delivery by the Company to the Optionee of a certificate therefor.

9.	Voting Right

Prior to the completion of the IPO, when a meeting of the members of the Company is convened, the Optionee who has been a shareholder of the Company by exercising the Option and qualified to attend such meeting, shall voluntarily appoint Mr. Wei Wang (the “Designated Voting Party”), as long as the Designated Voting Party is either of a shareholder, director or employee of the Company, to be Optionee’s proxy to vote. The Optionee agrees the Designated Voting Party can exercise the Optionee’s voting right at his absolute discretion without the prior notice of proposed voting intent. The Proxy shall be in the following form:

TUDOU HOLDINGS LIMITED

I, [the name of Optionee], being a member with [    ] shares HEREBY APPOINT Mr. Wei Wang to be my proxy to vote for me at the meeting of members to be held on the [    ] day of [    ], 20 [    ] and at any adjournment thereof.

Signed this [    ] day of [    ], 20 [    ]

Member

In the event that Mr. Wang is no longer employed by the Company, the Administrator may substitute person for the designated voting parties in its sole discretion.

In the event that the Company’s shares are tradable on any established securities market, the above restriction on voting rights with respect to the exercised shares will expire and be null.

10.	Automatic Adoption

The Optionee who has exercised the Option and become a shareholder of the Company, is bound by all the provisions set forth in the effective Memorudum and Articles of Association of the Company as well as Shareholders’ Agreement (if applicable), from the Issue Date stated in the share certificate to the Optionee.

11.	Withholding Taxes and Compliance

If the Company in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this Option, the Optionee hereby agrees that the Company and/or any of its affiliated corporation may withhold from the Optionee’s wages or other remuneration the appropriate amount of tax. At the discretion of the Company, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the ordinary share deliverable to the Optionee on exercise of this Option. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company, the Optionee will make reimbursement on demand, in cash, for the amount withheld. The Optionee shall be responsible for compliance with applicable law in connection with his/her/its holding and/or exercise of this Option and any other right under this Agreement and the Plan and shall indemnify the Company and/or any of its affiliated corporation against any loss or liability incurred by the Company and/or any of its affiliated corporation due to the Optionee’s failure to comply with this Section 11.

12.	Trust

The Company may, as a condition of exercise of the Option, require that the Option Shares are issued in the name of a trustee nominated by the Company to be held on trust for the Optionee under the terms and conditions of a trust agreement approved by the Company.

13.	Provision of Documentation to Optionee

By signing this Agreement on the cover page hereto the Optionee acknowledges receipt of a copy of this Agreement and a copy of the Plan.

14.	No Registration Rights

The Company may, but shall not be obligated to, register or qualify the sale of Option Shares under the United States Securities Act of 1933, as amended, (the “Securities Act”) or any other applicable law.

The Company shall not be obligated to take any affirmative action in order to cause the sale of Shares under this Agreement to comply with any law.

15.	Market Stand-Off

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company's initial public offering, the Optionee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares issued pursuant to the Option without the prior written consent of the Company or its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares issued pursuant to the Option subject to the Market Stand-Off, or into which such Shares issued pursuant to the Option thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares issued pursuant to an Option until the end of the applicable stand-off period.

16.	Legends

All certificates evidencing the Shares purchased under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares sold under this Agreement is no longer required, the Company may allow the holder of such certificate to exchange such certificate for a certificate representing the same number of Shares but without such legend.

17.	Miscellaneous

17.1	Notices

All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Optionee, to the address set forth above or at the address shown on the records of the Company, and if to the Company, to the Company's principal offices, attention of the Company's President and Secretary.

17.2	Entire Agreement; Modification

This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

This Option is granted under and governed by the terms and conditions of the Plan. By execution of this Agreement, the Optionee consents to the provisions of the Plan and this Agreement. The Optionee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.

17.3	Future Grant

The grant of an Option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Option or benefits in lieu of Options in the future. Future grants of Options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of Options, vesting provisions, and the exercise price. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time.

17.4	Adjustments for Change in Capital Structure

If there shall be any change in the capital structure of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, spin-off, split-up or other similar change in capitalization or event, the provisions contained herein shall apply with equal force to additional and/or substitute securities except as otherwise determined by the Administrator.

17.5	Severability

The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

17.6	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 5 and 6 hereof.

17.7	Use of Data

The Optionee acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Employer and the Service Recipients hold certain personal information, including the name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in the Optionee’s favor, for the purpose of managing and administering the Plan (“Data”). Each Service Recipient will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These data recipients may be located in the European Economic Area, the Peoples’ Republic of China or elsewhere such as the United States. The Optionee authorized them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on behalf of the Optionee to a broker or other third party with whom the Optionee may elect to deposit any shares of stock acquired pursuant to the Plan. The Optionee may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Optionee’s ability to participate in the Plan.

17.8	Voluntary Participation

The Optionee’s participation in the Plan is voluntary. The value of the Option is an extraordinary item of compensation outside the scope of the employment contract, if any. As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of the Option under the Plan represents a mere investment opportunity.

17.9	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of theCayman Islands, without giving effect to the principles of the conflicts of laws thereof.

17.10	Defined Terms

Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

17.11	Amendment and Restatement of Prior Stock Option Agreement

The prior Stock Option Agreement is hereby amended and superseded in its entirety and restated in this Agreement. Such amendment and restated is effective upon execution of this Agreement by each of the parties to the prior Stock Option Agreement. Upon such execution, all provisions of, rights granted and obligations made in the prior Stock Option Agreement are hereby waived, released and superseded in their entirety and shall have no further force and effect.

EXHIBIT B

EXERCISE NOTICE

Optionee:
Date:

TUDOU HOLDINGS LIMITED

Attention: [            ]

Dear Sir or Madam:

1.	Exercise of Option.

I was granted a stock option to purchase ordinary shares of TUDOU HOLDINGS LIMITED (the “Company”) on                     , pursuant to the TUDOU HOLDINGS LIMITED Share Incentive Plan (the “Plan”), the TUDOU HOLDINGS LIMITED Stock Option Agreement (the “Stock Option Agreement”) and the Terms and Conditions thereof (“Terms and Conditions”). I hereby elect to exercise the Option as to a total of                     shares of the ordinary shares of the Company (the “Shares”), all of which have vested in accordance with the Stock Option Agreement and the Terms and Conditions.

2.	Payment.

Enclosed herewith is full payment in the aggregate amount of US $        (representing $        per share) for the Shares in the manner set forth in the Terms and Conditions. I authorize tax withholding and otherwise will make adequate provision for appropriate tax withholding obligations of the Company, if any.

3.	Binding Effect.

I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Plan, the Terms and Conditions and the Stock Option Agreement, including the Right of Repurchase and transfer restrictions, set forth therein, to all of which I hereby expressly assent. The terms of the Plan, the Terms and Conditions and the Stock Option Agreement shall inure to the benefit of and be binding upon my heirs, executors and administrators.

My address of record is:

My [Passport/Social Security/Identification] Number is

I understand that I am being issued the Shares pursuant to the terms of the Plan, the Stock Option Agreement and the Terms and Conditions, copies of which I have received and carefully read and understand.

Very truly yours,

By:

Receipt of the above is hereby acknowledged.

TUDOU HOLDINGS LIMITED

By:

Title:

Dated: